Cambior Inc.
MATERIAL CHANGE REPORT

FORM 51-102F3

  Reporting Issuer

Cambior Inc.
1111, St-Charles Street West
East Tower, suite 750
Longueuil, Québec
J4K 5G4

  Date of Material Change

September 28, 2004

  Publication of Material Change

A press release was issued on September 28, 2004 through CCN MATTHEWS and filed with regulatory authorities in Canada. A copy of the press release is annexed hereto.

  Summary of Material Change

Cambior Inc. entered into an agreement with a syndicate of underwriters led by Sprott Securities Inc. and including Dundee Securities Corporation, BMO Nesbitt Burns Inc., National Bank Financial Inc., CIBC World Markets Inc., Scotia Capital Inc., Orion Securities Inc., Paradigm Capital Inc. and Haywood Securities Inc. (collectively, the "Underwriters") pursuant to which the Underwriters have agreed to purchase 24,000,000 units (the "Units") on a bought deal basis, at a price of Cdn $3.75 per Unit (the "Issue Price") for gross proceeds to Cambior of Cdn $90 million. Each Unit will consist of one common share and one-half of one common share purchase warrant. Each whole warrant will be exercisable at a price of Cdn $4.35 for a period of two years from the closing date. The Underwriters will have the option to purchase up to an additional 5,333,333 Units at the Issue Price at any time prior to the closing date. The offering is scheduled to close on or about October 14, 2004 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Toronto Stock Exchange.

  Full Description of Material Change

Please refer to the press release annexed hereto for a complete description of the material change.

  Confidentiality of Information

This report is not being filed on a confidential basis.

  Omitted Information

Not applicable.

  Senior Officer

Inquiries in respect of the material change referred to herein may be made to:

Robert LaVallière
Manager - Investor Relations
Cambior Inc.
Tel.: (450) 677-2699
Fax.: (450) 677-3382

DATED this 29th day of September 2004.